SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of report (Date of earliest event reported):       April 3, 2003
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                            ELCOM INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                   000-27376             04-3175156
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 (State or Other Jurisdiction       (Commission         (I.R.S. Employer
    of Incorporation)               File Number)      Identification Number)


 10 Oceana Way          Norwood, Massachusetts            02062
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(Address of Principal Executive Offices)                (Zip Code)


Registrant's telephone number, including area code:     (781) 440-3333
                                                   -----------------------------


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         (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events

     On April 3, 2003, Elcom International, Inc. (the "Company") signed an agreement whereby Cap Gemini Ernst and Young UK Plc ("CGEY") will advance (Pounds Sterling)625,000 (approximately $980,000) to the Company as an advance of a license payment expected to be paid to the Company later this year under its contract with CGEY associated with the Scottish Executive. This amount is expected to be paid over the next three months in six separate payments. Each payment is contingent upon the Company providing assistance to CGEY to set up a duplicate back-up system in Toronto, Canada in order for CGEY to be able to provide Disaster Recovery and Business Continuity Services ("Services") for Elcom's clients and the Scottish Executive. These Services would be made available to Elcom's clients for a fee and would provide a back-up system to allow CGEY to provide Business Continuity Services (to host, operate and manage), Elcom's eProcurement system if Elcom were unable to do so for any reason.

     Management believes it will fulfill each provision in the agreed to timetable and receive the entire advance by the end of June.

     Management estimates that this advance, which in conjunction with other cash on hand and minimum anticipated revenues, is expected to provide sufficient cash to fund the Company's operations through August 2003.

Item 9. Regulation FD Disclosure

     The Company wishes to inform its stockholders that no additional agency licenses were signed under the Scottish Executive license during the period January 1, 2003 through March 31, 2003. Management believes this is due in major part to the upcoming elections in Scotland in May. The Company also believes that activity in the Scottish Executive's agencies will accelerate significantly after the elections.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ELCOM INTERNATIONAL, INC.


                                        By: /s/ Robert J. Crowell
                                            Robert J. Crowell
                                            Chairman and CEO

Date:   April 3, 2003

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